Item 77D - Cash Management Portfolio

Effective on or about May 2, 2016, the
Portfolio will operate as a government
money market fund under the
amendments to Rule 2a-7 under the
Investment Company Act of 1940, as
amended, that were adopted in July 2014
with final compliance dates ranging
between July 2015 and October 2016. As
currently structured, on the final
compliance date for the Rule 2a-7
amendments, the Portfolio would be
required to implement a floating net asset value and would be allowed, and in certain situations, required, to implement liquidity fees and/or redemption gates.
As a government money market fund, the
Portfolio will continue to utilize
amortized cost to value its securities and the Portfolio will not be required to implement liquidity fees and/or redemption gates. As a government money market fund, the Portfolio will invest at least 99.5% of the Portfolio's total assets in cash, US government securities, and/or repurchase agreements that are collateralized by these same securities.

In order for the Portfolio to operate as a government money market fund, shareholders approved revisions to the
Portfolio's fundamental investment
policy relating to concentration (the
"Concentration Policy") such that the
Portfolio would no longer be required to invest more than 25% of its total assets in obligations of banks and other financial institutions. If not revised, the current
Concentration Policy would have
precluded the Portfolio from operating as a government money market fund.

In addition to the revised Concentration
Policy, the following changes to the
Portfolio for it to operate as a
government money market fund will also
take effect on May 2, 2016:
(i)	A revised investment objective, as
follows:
"The Portfolio seeks maximum current
income to the extent consistent with
stability of principal."
(ii)	The adoption of a principal
investment strategy to invest at least
99.5% of the Portfolio's total assets in
cash, US government securities,
and/or repurchase agreements that are
collateralized by these same
securities.
(iii)	Name change as follows:

Current Name
New Name
Cash Management Portfolio
Government Cash Management Portfolio

(iv)	The adoption of a principal
investment strategy to invest at
least 80% of net assets, plus the
amount of any borrowings for
investment purposes, in US
government securities and/or
repurchase agreements that are
collateralized by US government
securities.